Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

FOURTH QUARTER DIVIDEND OF $0.38 PER SHARE

AND AN ADDITIONAL DIVIDEND OF $0.05 PER SHARE

AND ANNOUNCES SEPTEMBER 30, 2012 FINANCIAL RESULTS

FOURTH QUARTER 2012 DIVIDEND AND ADDITIONAL DIVIDEND DECLARED

New York, NY —November 5, 2012— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.38 per share and an additional dividend of $0.05 per share, both payable on December 28, 2012 to stockholders of record as of December 14, 2012.

SEPTEMBER 30, 2012 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2012.

HIGHLIGHTS

Financial

	Q3-12		Q3-11
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share
Core EPS (2)		$0.42		$0.43
Net investment income	$89.5	$0.39	$98.3	$0.48
Net realized gains	$27.7	$0.12	$48.8	$0.24
Net unrealized gains (losses)	$19.4	$0.08	$(106.5)	$(0.52)
GAAP net income	$136.6	$0.59	$40.6	$0.20
Dividends declared		0.43		0.35

	As of September 30,
(in millions, except per share data)	2012	2011
Portfolio investments at fair value	$5,936.2	$4,755.2
Total assets	$6,301.2	$5,045.5
Stockholders’ equity	$3,908.7	$3,103.3
Net assets per share	$15.74	$15.13

(1) All per share amounts are basic and diluted.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q3-12	Q3-11
Portfolio Activity During the Period:
Gross commitments	$1,022.3	$1,429.8
Exits of commitments	$652.6	$971.8

Portfolio as of the End of the Period:
Number of portfolio company investments	153	141
Weighted average yield of debt and other income producing securities:
At fair value(3)	11.4%	11.9%
At amortized cost(4)	11.6%	11.9%

(3)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at fair value.

(4)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at amortized cost.

OPERATING RESULTS

For the quarter ended September 30, 2012, Ares Capital reported GAAP net income of $136.6 million or $0.59 per share (basic and diluted), Core EPS(2) of $0.42 per share (basic and diluted),  net investment income of $89.5 million, or $0.39 per share (basic and diluted), and net realized and unrealized gains of $47.1 million or $0.20 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2012, total assets were $6.3 billion, stockholders’ equity was $3.9 billion and net asset value per share was $15.74.

In the third quarter of 2012, Ares Capital made $1,022.3 million in new commitments, including commitments to 17 new portfolio companies as well as five additional portfolio companies through the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, 21 were sponsored transactions.  As of September 30, 2012, 90 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,022.3 million in new commitments made during the third quarter of 2012, approximately 76% were in first lien senior secured debt, 9% were in subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans through the Senior Secured Loan Program), 7% were in second lien senior secured debt, 6% were in subordinated debt, and 2% were in other equity securities.  Of these commitments, 90% were in floating rate debt securities of which all contained interest rate floors and 10% were in the subordinated certificates of the Senior Secured Loan Program, the proceeds of which were applied to co-investments with GE to fund floating rate first lien senior secured loans through the Senior Secured Loan Program, all of which carried interest rate floors.  We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

During the third quarter of 2012, significant new commitments included:

•                  $250 million in a first lien senior term loan and equity of a collision repair site operator;

•                  $105 million in a first lien senior term loan and a senior subordinated loan of a developer and marketer of information and software solutions to the automobile claims industry;

•                  $105 million in first lien senior revolving and term loans of a scuba diver training and certification provider;

•                  $89 million in first lien senior revolving and term loans and equity of a massage and spa services franchisor;

•                  $72 million in first lien senior revolving, delayed draw and term loans and equity of a restoration parts and accessories provider for classic automobiles;

•                  $59 million in a first lien senior term loan of a developer and operator of a gas turbine power plant;

•                  $47 million in a first lien senior term loan of a recovery audit services provider to commercial and governmental healthcare payors;

•                  $40 million in first lien and second lien senior term loans of a flashlight manufacturer;

•                  $37 million in second lien delayed draw and term loans of a software solutions provider to the ready-mix concrete industry; and

•                  $35 million in a first lien senior revolving and term loans of a restaurant owner and operator.

The fair value of Ares Capital’s portfolio investments at September 30, 2012 was $5.9 billion, including $5.3 billion in debt and other income producing securities. These portfolio investments at fair value were comprised of approximately 58% of senior secured debt securities (42% in first lien loans and 16% in second lien loans), 21% of subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the Senior Secured Loan Program), 7% of senior subordinated debt securities, 4% of preferred equity securities, 9% of other equity securities and 1% of collateralized loan obligations. As of September 30, 2012, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 11.4%(3) (11.6% at amortized cost(4)) and 74% of the investments at fair value were in floating rate securities.

President Michael Arougheti commented, “We are pleased to report another solid quarter with our third quarter core earnings per share of $0.42 fully covering our regular quarterly dividend of $0.38 per share.  We believe we were successful in utilizing our competitive advantages to originate a number of attractive investments at higher yields than those that exited our portfolio during the third quarter.  We also ended the third quarter in a strengthened financial position after successfully completing several capital raising transactions, resulting in an increase to our available debt capacity of  approximately $1.3 billion.”  Mr. Arougheti continued, “Due to our performance and our level of undistributed taxable income, we declared a $0.38 per share quarterly dividend and another additional dividend of $0.05 per share, both of which will be payable during the fourth quarter.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of certain of these portfolio investments may be reduced or increased over time.

As of September 30, 2012, the weighted average grade of the investments in our portfolio at fair value was 3.0. Also, as of September 30, 2012, loans on non-accrual status represented 2.6% of total investments at amortized cost (or 1.0% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2012, Ares Capital had $105 million in cash and cash equivalents and $2.3 billion in aggregate principal amount of outstanding debt ($2.2 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.3 billion available for additional borrowings under its existing credit facilities as of September 30, 2012.

In July 2012, Ares Capital, through its consolidated subsidiary, Ares Capital CP Funding LLC, received an increase in the commitments under the revolving funding facility of $40 million, bringing the total commitments to $620 million.

In August 2012, Ares Capital completed a public equity offering (the “August 2012 Offering”) through which it sold 25.9 million shares of common stock at a price of $16.55 per share. Total proceeds from the August 2012 Offering, net of underwriting discounts and offering costs payable by Ares Capital, were approximately $427.4 million. Ares Capital used the net proceeds of the August 2012 Offering to repay outstanding indebtedness and for general corporate purposes.

In September 2012, Ares Capital, through its consolidated subsidiary, Ares Capital JB Funding, LLC, amended its revolving funding facility with Sumitomo Mitsui Banking Corporation (the “SMBC Funding Facility”) to, among other things, (i) increase the size of the SMBC Funding Facility from $200 million to $400 million, (ii) extend the reinvestment period from January 20, 2015 to September 14, 2015 and (iii) extend the stated maturity date from January 20, 2020 to September 14, 2020.  The reinvestment period and the stated maturity date are both subject to two one-year extensions by mutual agreement.

In September 2012, Ares Capital issued $175 million in aggregate principal amount of senior unsecured notes which bear interest at a rate of 5.875% and mature on October 1, 2022 (the “October 2022 Notes”).  The October 2022 Notes require payment of interest quarterly, and all principal is due upon maturity.  These notes are redeemable in whole or in part at any time or from time to time at our option on or after October 1, 2015, at a par redemption price of $25 per security plus accrued interest and unpaid interest. Total proceeds from this issuance of the October 2022 Notes, net of underwriting discounts and offering costs, were approximately $168.8 million.  Ares Capital used the net proceeds of this issuance of the October 2022 Notes to repay outstanding indebtedness and for general corporate purposes. See “Recent Developments” for information about the issuance of additional October 2022 Notes pursuant to the partial exercise of an over-allotment option by the underwriters of such offering.

THIRD QUARTER 2012 DIVIDEND

For the three months ended September 30, 2012, Ares Capital declared on August 7, 2012 a regular dividend of $0.38 per share and an additional dividend of $0.05 per share for a total of approximately $107 million. The record date for these dividends was September 14, 2012 and the dividends were paid on September 28, 2012.

RECENT DEVELOPMENTS

In October 2012, we issued an additional $7.5 million in aggregate principal amount of the October 2022 Notes pursuant to the partial exercise of an over-allotment option by the underwriters of such offering.

In October 2012, we issued $230 million aggregate principal amount of unsecured convertible senior notes that mature on January 15, 2018 (the “2018 Convertible Notes”), unless previously converted or repurchased in accordance with their terms.  We do not have the right to redeem the 2018 Convertible Notes prior to maturity.  The 2018 Convertible Notes bear interest at a rate of 4.75% per year, payable semi-annually commencing on July 15, 2013.  In certain circumstances, the 2018 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of our common stock, at our election, at an initial conversion rate of 50.3290 shares of common stock per one thousand dollar principal amount of the 2018 Convertible Notes, which was equivalent to an initial conversion price of approximately $19.87 per share of our common stock, subject to customary anti-dilution adjustments. The initial conversion price was approximately 17.5% above the $16.91 per share closing price of our common stock on October 3, 2012.

We used the net proceeds of the additional issuance of the October 2022 Notes and the issuance of the 2018 Convertible Notes to repay outstanding indebtedness and for general corporate purposes.

Effective as of November 2, 2012, we amended our charter to increase the number of shares of common stock we are authorized to issue from 400 million to 500 million.

From October 1, 2012 through November 1, 2012, we had made new investment commitments of $163 million, of which $141 million were funded. Of these new commitments, 45% were in first lien senior secured debt, 36% were in other equity securities, 13% were investments in subordinated certificates of the SSLP which were applied to co-investments with GE through the SSLP in first lien senior secured loans and 6% were in preferred equity securities. Of the $163 million of new investment commitments, 42% were non-interest bearing, 35% were floating rate, and 23% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.3%. We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

From October 1, 2012 through November 1, 2012, we exited $137 million of investment commitments. Of these investment commitments, 35% were first lien senior secured debt, 32% were senior subordinated debt, 29% were other equity securities and 4% were second lien senior secured debt. Of the $137 million of exited investment commitments, 37% were floating rate investments, 32% were fixed rate investments, 29% were non-interest bearing and 2% were on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.1%. On the $137 million of investment commitments exited from October 1, 2012 through November 1, 2012, we recognized total net realized losses of approximately $7 million.

In October 2012, we contributed to Ivy Hill Asset Management, L.P. (“IHAM”), a wholly owned portfolio company of the Company, our entire investment in FirstLight Financial Corporation (“FirstLight Corp.”) at a price equal to the fair value at the time of the contribution of $58.1 million ($51.8 million for our senior subordinated loan position and $6.3 million for our equity position). As a result of the contribution, we fully exited our investment in FirstLight Corp., which reduced our investment commitments by $84.2 million, and recognized a net loss of $26.1 million. Prior to such contribution, IHAM served as a sub-adviser to FirstLight Funding I, Ltd., a wholly owned subsidiary of FirstLight Corp. (“FirstLight Funding”). Following such contribution, FirstLight Funding distributed to FirstLight Corp. substantially all of its assets (in the form of cash and investments). In turn, FirstLight Corp. repaid in full the total outstanding amount of its senior subordinated loans (including the portion held by IHAM following the contribution transaction) and made a distribution to its stockholders (including IHAM following the contribution transaction). In connection with the foregoing, IHAM ceased to be a sub-adviser to FirstLight Funding and IHAM became the collateral manager to FirstLight Corp. and the other entity invested in FirstLight Corp.

In addition, as of November 1, 2012, we had an investment backlog and pipeline of approximately $515 million and $535 million, respectively. Investment backlog includes transactions approved by our investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore we believe are likely to close.  Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may syndicate a portion of these investments to third parties. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Monday, November 5, 2012, at 1:00 p.m. (ET) to discuss its financial results for the third quarter ended September 30, 2012. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (877) 883-0383. International callers can access the conference call by dialing +1 (412) 902-6506.  All callers will need to enter the Participant Elite Entry Number 0973059 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the conference through November 19, 2012 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10018375.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $56 billion of committed capital under management as of September 30, 2012. For more information, visit www.arescapitalcorp.com. However, the contents of such website are not, and should not be deemed to be, incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $5,850,108 and $5,108,663, respectively)	$5,936,165	$5,094,506
Cash and cash equivalents	105,463	120,782
Receivable for open trades	45,116	550
Interest receivable	114,861	99,078
Other assets	99,582	72,521
Total assets	$6,301,187	$5,387,437
LIABILITIES
Debt	$2,212,650	$2,073,602
Management and incentive fees payable	111,719	92,496
Accounts payable and other liabilities	46,271	47,691
Interest and facility fees payable	21,821	26,383
Total liabilities	2,392,461	2,240,172
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 400,000 common shares authorized, 248,315 and 205,130 common shares issued and outstanding, respectively	248	205
Capital in excess of par value	4,089,457	3,390,354
Accumulated overdistributed net investment income	(26,769)	(10,449)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(240,267)	(218,688)
Net unrealized gain (loss) on investments	86,057	(14,157)
Total stockholders’ equity	3,908,726	3,147,265
Total liabilities and stockholders’ equity	$6,301,187	$5,387,437
NET ASSETS PER SHARE	$15.74	$15.34

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$144,638	$121,529	$415,565	$343,362
Capital structuring service fees	29,575	28,050	68,502	59,162
Dividend income	9,400	11,342	27,557	26,810
Management and other fees	4,707	4,167	14,151	12,217
Other income	2,252	2,277	10,090	5,812
Total investment income	190,572	167,365	535,865	447,363

EXPENSES:
Interest and credit facility fees	35,702	30,971	103,496	89,739
Incentive fees	34,139	10,159	83,258	82,846
Base management fees	22,316	18,317	63,113	52,461
Professional fees	1,923	3,683	9,157	10,929
Administrative fees	2,269	2,017	6,806	6,901
Other general and administrative	2,726	3,177	8,001	9,906
Total expenses	99,075	68,324	273,831	252,782
NET INVESTMENT INCOME BEFORE INCOME TAXES	91,497	99,041	262,034	194,581
Income tax expense, including excise tax	2,037	683	7,635	4,637
NET INVESTMENT INCOME	89,460	98,358	254,399	189,944
REALIZED AND UNREALIZED GAINS (LOSSES) FROM INVESTMENTS:
Net realized gains (losses)	27,667	48,809	(18,901)	105,004
Net unrealized gains (losses)	19,428	(106,528)	100,214	(74,302)
Net realized and unrealized gains (losses) from investments	47,095	(57,719)	81,313	30,702
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	(10,458)	(2,678)	(19,318)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$136,555	$40,639	$333,034	$232,030
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.59	$0.20	$1.49	$0.98
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	233,126	205,130	224,049	204,770

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended September 30, 2012 and 2011 are provided below.

	For the three months ended September 30,
	2012 (unaudited)	2011 (unaudited)
Basic and diluted Core EPS(1)	$0.42	$0.42
Net realized and unrealized gains (losses)	0.20	(0.28)
Incentive fees attributed to net realized and unrealized gains and losses	(0.03)	0.06
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.59	$0.20

(1)          Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.